EXHIBIT 10.126

Amendment to the
QUALCOMM Incorporated 2006 Long-Term Incentive Plan, as amended and restated

The QUALCOMM Incorporated 2006 Long-Term Incentive Plan, as amended and restated (the “LTIP”), is hereby amended, pursuant to the resolution adopted by the Compensation Committee of the Board of Directors on November 30, 2014, as follows, effective as of such date:
1.    Section 3.5.(l) of the LTIP is hereby amended and restated in its entirety as follows (revisions marked):
(l)    to delegate to any proper ~~Officer~~ officer the authority to grant, amend, modify, extend, cancel or renew one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.
2.    Section 5.4.(b) of the LTIP is hereby amended and restated in its entirety as follows (revisions marked):
(b)    Limits on Full Value Awards. Except for shares granted under the Executive Retirement Matching Contribution Plan, any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Stock-Based Awards based on the full value of shares of Stock (“Full Value Awards”), which vest on the basis of the Participant’s continued Service, shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the Participant’s attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months. There shall be no acceleration of vesting of such Full Value Awards at a rate more rapid than annual pro rata vesting over a three (3) year period, except in connection with death, Disability, retirement at or after Normal Retirement Age, termination of Service without cause or a Change in Control. Notwithstanding any contrary provision of the Plan, a maximum of five percent (5%) of the shares authorized for issuance under the Plan may be issued as Awards without regard to the limitations of this Section 5.4(b).
IN WITNESS WHEREOF, this Amendment is executed this 30th day of November, 2014.

QUALCOMM INCORPORATED

By:	/s/ Daniel L. Sullivan
Name:	Daniel L. Sullivan
Title:	Executive Vice President, Human Resources